September 20, 2005


Mail Stop 3561

Via US Mail and Facsimile

Ms. Kimberly Tharp
Chief Financial Officer
Florida Gaming Corporation
2669 Charlestown Road, Suite D
New Albany, IN 47150

Re:	Florida Gaming Corporation
	Form 10-KSB for the year ended December 31, 2004
	Forms 10-QSB for the periods ended March 31, 2005 and June
30,
2005
	Commission file #: 000-09099


Dear Ms. Tharp:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

							Sincerely,



Linda Cvrkel
Branch Chief